                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.___)

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:
[X]  PRELIMINARY PROXY STATEMENT
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(e)(2)
[ ]  DEFINITIVE PROXY STATEMENT
[ ]  DEFINITIVE ADDITIONAL MATERIALS
[ ]  SOLICITING MATERIAL UNDER RULE 14A-12



                           CALDERA INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filling Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(1)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

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     2)   Aggregate number of securities to which transaction applies:

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     3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

     5)   Total Fee Paid:

     ---------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     ---------------------------------------------------------------------------

     2)   Form, Schedule, or Registration Statement No.:

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     3)   Filing Party:

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     4)   Date Filed:

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

                           CALDERA INTERNATIONAL, INC.
                             240 WEST CENTER STREET
                                OREM, UTAH 84057

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY __, 2002

TO THE STOCKHOLDERS OF CALDERA INTERNATIONAL, INC.:

     The annual meeting of the stockholders (the "Annual Meeting") of Caldera International, Inc. (the "Company") will be held at 240 West Center Street, Orem, Utah 84057, on February __, 2002. The Annual Meeting will convene at 10:00 a.m., local time, to consider and take action on the following proposals:

          (1) to elect eight members to the Board of Directors to serve until their successors have been appointed are qualified;

          (2) to approve the appointment of Arthur Andersen LLP as the independent public accountants of the Company for the year ending October 31, 2002;

          (3) to approve a consolidation of the issued and outstanding common stock of the Company whereby each six shares currently outstanding would thereafter represent a single share of common stock;

          (4) to approve an amendment to the 1999 Omnibus Stock Incentive Plan to increase the number of shares of common stock subject to awards under the Plan by 1,500,000 and to modify the formula award program for directors of the Company; and

          (5) to transact such other business as may properly come before the meeting.

     ONLY OWNERS OF RECORD OF THE COMPANY'S ISSUED AND OUTSTANDING COMMON STOCK AS OF THE CLOSE OF BUSINESS ON DECEMBER __, 2001 (THE "RECORD DATE"), WILL BE ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING. EACH SHARE OF COMMON STOCK IS ENTITLED TO ONE (1) VOTE.

     THE ATTENDANCE AT AND/OR VOTE OF EACH STOCKHOLDER AT THE ANNUAL MEETING IS IMPORTANT, AND EACH STOCKHOLDER IS ENCOURAGED TO ATTEND. TO ASSURE THAT YOUR VOTE IS COUNTED, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY MAIL THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.


                                        CALDERA INTERNATIONAL, INC.
                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        RANSOM H. LOVE, CEO
Orem, Utah
Dated: December __, 2001

                           CALDERA INTERNATIONAL, INC.
                             240 WEST CENTER STREET
                                OREM, UTAH 84057

                                 PROXY STATEMENT

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of Caldera International, Inc. (the "Company"), for use at the annual meeting of the stockholders (the "Annual Meeting") to be held at 240 West Center Street, Orem, Utah 84057, at 10:00 a.m., local time, on February __, 2002.

     THIS PROXY STATEMENT AND FORM OF PROXY ARE FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT JANUARY __, 2002.

     At the Annual Meeting, the stockholders of the Company will be asked to vote on four proposals. Proposal 1 is the annual election of our board of directors. Proposal 2 is the approval of the appointment of Arthur Andersen LLP as our independent public accountants for the year ended October 31, 2002. Proposal 3 is the approval of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to effect a one-for-six consolidation of the outstanding shares of our common stock, no par value, and to reduce our authorized common stock from 175,000,000 shares to 30,000,000 shares and our authorized preferred shares from 25,000,000 shares to 5,000,000 shares (the "Consolidation"). The Consolidation would, subject to rounding for fractional shares, reduce the total issued and outstanding shares of common stock from 57,411,646 to 9,568,608. Proposal 4 is to amend the 1999 Omnibus Stock Incentive Plan (the "1999 Plan") to (i) increase the number of shares subject to the 1999 Plan by 1,500,000 shares (250,000 post Consolidation); and
(ii) to modify the formula award provisions under the Plan for awards to directors of the Company.

     A proxy for use at the Annual Meeting is enclosed. Any stockholder who executes and delivers such proxy has the right to revoke it any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted FOR all proposals.

     The expenses of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. It is contemplated that the proxies will be solicited through the mails, but our officers, directors and regular employees may solicit proxies personally or by telephone. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

RECORD DATE AND QUOROM REQUIREMENTS

     December __, 2001 has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On that date there were 57,411,646 shares of common stock outstanding. The holders of a majority of the shares of the common stock outstanding on the Record Date, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and at any adjournment or postponement thereof. Any abstentions and broker non-votes will be deemed as present for purposes of determining a quorum at the Annual Meeting. All proposals must be approved by a majority of the shares voted at the Annual Meeting.

                        PROPOSAL 1: ELECTION OF DIRECTORS


     At the annual meeting, eight directors are to be elected to serve until the next annual meeting of stockholders or until a successor for such director is elected and qualified, or until the death, resignation, or removal of such director. It is intended that the proxies will be voted for the eight nominees named below for election to the Company's Board of Directors unless authority to vote for any such nominee is withheld. Each of the nominees is currently a director of the Company. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the nominees named below. The eight candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the annual meeting will be elected directors of the Company.

     The names of the nominees, their ages as of October 31, 2001, and certain other information about each nominee are set forth below.

NAME                              POSITION(S) WITH THE COMPANY                         AGE     DIRECTOR SINCE
----                              ----------------------------                         ---     --------------
Ralph J. Yarro III                Chairman of the Board of Directors and Director       37           1998
Ransom H. Love                    Chief Executive Officer, Director                     42           1998
Raymond J. Noorda                 Director                                              77           1998
Thomas P. Raimondi, Jr.           Director                                              44           1999
Edward E. Iacobucci               Director                                              48           2000
Steve Cakebread                   Director                                              50           2000
R. Duff Thompson                  Director                                              51           2001
Alok Mohan                        Director                                              55           2001

     For biographical summaries of these nominees, see "Executive Officers and Directors"

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During fiscal year 2001, the Company's Board of Directors met eleven times and only Mr. Noorda attended fewer than 75% of meetings of the Board and no member attended fewer than 75% of the meetings of any of the Board committees of which he was a member.

     The Board of Directors has the following committees:

     The compensation committee, which held seven meetings during the last fiscal year, recommends, reviews, and oversees the salaries, benefits and stock option plans for the Company's employees, consultants, directors and other individuals compensated by the Company. The compensation committee also administers the Company's compensation plans. The members of the compensation committee are Messrs. Thompson, Iacobucci, Raimondi, and Cakebread, all of whom are non-employee directors of the Company.

     The audit committee, which held three meetings during the last fiscal year, reviews, acts and reports to the Board of Directors with respect to various auditing and accounting matters, including the recommendation of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the Company's accounting practices. The members of the audit committee are Messrs. Cakebread, Iacobucci and Raimondi, all of whom are non-employee directors of the Company.

EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information as of October 31, 2001 regarding persons who are current executive officers and directors of the Company:

NAME                                     AGE      POSITION
----                                     ---      --------
Ransom H. Love                            42      Chief Executive Officer, Director
Robert K. Bench                           52      Chief Financial Officer
Drew A. Spencer                           40      Chief Technology Officer
Benoy Tamang                              36      Vice President, Business Development
Jeff F. Hunsaker                          36      Vice President, Worldwide Sales
Biff Traber                               51      Sr. Vice President, Platform Products
Reginald Broughton                        52      Sr. Vice President, Services
J. Harrison Colter                        44      Vice President, General Counsel and Corporate Secretary
Ralph J. Yarro III                        37      Chairman of the Board of Directors and Director
Steve Cakebread(1)(2)                     50      Director
Edward E. Iacobucci(1)(2)                 48      Director
Raymond J. Noorda                         77      Director
Thomas P. Raimondi, Jr.(1)(2)             44      Director
Alok Mohan                                55      Director
R. Duff Thompson(2)                       51      Director

--------------

(1)  current member of the Company's audit committee

(2)  current member of the Company's compensation committee


     Ransom H. Love has served as the Company's President, Chief Executive Officer, and member of the Company's Board of Directors since August 1998. Prior to that date, Mr. Love was a founder and served as Vice President of Marketing and Sales, Vice President of Business Development and General Manager of the OpenLinux division for Caldera, Inc., from January 1995 to September 1998. Prior to Caldera, Inc., Mr. Love held senior marketing positions at Novell and Sanyo Icon. Mr. Love has been in various management positions in sales, marketing, support, testing and education in the computer industry since 1982. He holds a BA in international relations and a MBA from Brigham Young University.

     Robert K. Bench has served as the Company's Chief Financial Officer and Principal Financial and Accounting Officer since November 15, 2000. From April 1991 through April 1996, he was Chief Financial Officer for CerProbe Corporation, and from April 1996 to May 1999, he was Vice President, Chief Financial Officer and a director for Sento Corporation. From January 1999 through April 2000, Mr. Bench was Vice President and Chief Financial Officer for WebMiles.com Corp., and from January 2000 through January 2001, he was Vice President and a director for Envirofoam Technologies, Inc. Mr. Bench holds a BS in accounting from Utah State University.

     Drew A. Spencer has served as the Company's Chief Technology Officer since April 2000 and served as its Vice President of Development from December 1998 to April 2000. Prior to joining the Company, Mr. Spencer spent ten years with Novell, Inc. in a variety of senior technical and management positions, including engineering consultant, and was a member of the Corporate Architecture Team. He holds a BS degree in computer science from Westminster College.

     Benoy Tamang has served as the Company's Vice President of Strategic Development since April 2000 and served as its Vice President of Marketing from December 1998 to April 2000. From January 1996 through August 1998, Mr. Tamang was General Manager of Viewpoint Datalabs. Previously, he served as Sales Director and Program Manager at Novell, Inc. from March 1993 through August 1996. Mr. Tamang holds a BS in computer information systems from Brigham Young University -- Hawaii and an MBA from the Marriott School of Management at Brigham Young University.

     Jeff F. Hunsaker has served as the Company's Vice President of Worldwide Sales since July 2001. Previous to this position, Mr. Hunsaker was the Vice President of Sales for the Americas and while at Caldera Systems, was the Vice President of Worldwide Sales. From April 1998 through January 2000, Mr. Hunsaker was Director of Channel Sales for the Baan Company. From March 1996 through April 1998 he was Director of Marketing for Corel Corporation and from July 1994 through March 1996 served as a Director for Novell. Mr. Hunsaker holds a BA in Finance from Utah State University.

     Biff Traber has served as the Sr. Vice President, Platform Products, since May 2001. From December 1995 to May 2001, Mr. Traber was the vice president of server product management for the Santa Cruz Operation. In addition, he served as the director and vice president of technology business development and as the director of OEM business development, enterprise solutions group. Mr. Traber has 25 years of experience in the IT industry and has held various positions at AT&T and Novell. Mr. Traber has a bachelor's degree in Computer Science and Applied Math and a master's degree in Operations Research from the University of California, Berkeley.

     Reginald Broughton has served as the Sr. Vice President, Services, since May 2001. Prior to that he was the co-founder and CEO of Acrylis, Inc. Prior to Acrylis, Mr. Broughton was a partner and board member of a ten-person venture management firm specializing in raising capital for start-up software companies. Mr. Broughton also ran both U.S. and European divisions of computer software and hardware firms including Wang Labs, ICL/Fujitsu and RDI Computer Corp. Mr. Broughton holds an MBA from Pepperdine University.

     J. Harrison Colter commenced service as Vice President, General Counsel and Corporate Secretary in April, 2001. Mr. Colter had been serving as Associate General Counsel of Novell, Inc. since 1994. Between 1983 and 1994, Mr. Colter practiced intellectual property and litigation law, most recently at Baker and McKenzie in Los Angeles, California. Mr. Colter is admitted to practice law in the states of California, Texas, Arizona and Utah and before the United States Patent and Trademark Office.

     Ralph J. Yarro III has served as a member of the Company's Board of Directors since August 1998. Mr. Yarro has served as the President and Chief Executive Officer of The Canopy Group, Inc. since April 1995. Prior to joining The Canopy Group, Inc., he served as a graphic artist for the Noorda Family Trust. Mr. Yarro holds a BA from Brigham Young University.

     Steve Cakebread has served as a member of the Company's Board of Directors since July 2000. He has served as Senior Vice President and Chief Financial Officer of Autodesk, Inc. since 1997. Prior to joining Autodesk, he was Vice President of Finance with Silicon Graphics, Inc., a provider of computing and visualization solutions, from 1993 to 1997. Mr. Cakebread holds a BS from the University of California at Berkeley and an MBA from Indiana University.

     Edward E. Iacobucci has served as a member of the Company's Board of Directors since January 2000. In 1989, Mr. Iacobucci co-founded Citrix Systems, Inc., a supplier of products and technologies that enable enterprise-wide deployment of software applications, and held the positions of Chief Technical Officer and Vice President of Strategy and Technology. In September 1991, he also became Chairman of the Board of Citrix. Mr. Iacobucci holds a BS from the Georgia Institute of Technology.

     Raymond J. Noorda has served as a member of the Company's Board of Directors since August 1998. Mr. Noorda currently serves as chairman of the board of directors of MTI Technology Corporation and The Canopy Group, Inc. Mr. Noorda previously served as President, Chief Executive Officer and Chairman of Novell, Inc. from 1983 to 1994 and has served as a trustee of the Noorda Family Trust since 1994. He holds a BS in electrical engineering from the University of Utah.

     Thomas P. Raimondi, Jr. has served as a member of the Company's Board of Directors since September 1999. He has been with MTI Technology Corporation since 1987, serving as President and Chief Executive Officer since December 1999, as Chief Operating Officer from April 1998 to December 1999, as Senior Vice President and General Manager from January 1996 to April 1998 and as Vice President of Marketing from 1991 to 1996. Mr. Raimondi holds a BS in communications from the University of Maryland.

     Alok Mohan has served as a member of the Company's Board of Directors since August, 2001. Mr. Mohan is currently the Chairman of the Board of Directors and President of Tarantella, Inc. Prior to that appointment, he served as President since December 1994 and as Chief Executive Officer of Tarantella from July 1995 until April 1998. Prior to this appointment, beginning in May 1994, Mr. Mohan served as Senior Vice President, Operations and Chief Financial Officer. Prior to joining Tarantella, Mr. Mohan was employed with NCR Corporation, where he served as Vice President and General Manager of the Workstation Products Division, from January 1990 until July 1993 before assuming the position of Vice President of Strategic Planning and Controller, with responsibility for financial planning and analysis as well as worldwide reporting from July 1993 to May 1994. Mr. Mohan serves as a director of Rainmaker Systems, Inc. and eBiz Enterprises. He also serves on the Board of Directors of the following private companies: Crystal Graphics, Metering Technology Corporation, Alpine Microsystems, and Clickguide.

     R. Duff Thompson has served as a member of the Company's Board of Directors since May 2001. Mr. Thompson was appointed as a director of Tarantella in December 1995. Mr. Thompson is Managing General Partner of EsNet, Ltd., an investment group that is active in both technology and real estate ventures. From June 1994 to January 1996, he served as Senior Vice President of the Corporate Development Group of Novell, Inc. Prior to that time, he served as Executive Vice President and General Counsel for WordPerfect Corporation, and before joining WordPerfect Corporation in 1986, he was a partner with the Salt Lake City law firm of Callister, Duncan & Nebeker. Mr. Thompson is a former Chairman of the Board of the Business Software Alliance, a software industry association dealing with software industry issues. He also serves on the board of Syzygy AG, and serves on the board of O2 Exchange, Inc., a private company.

COMPOSITION OF THE BOARD

     The Board of Directors of the Company currently consists of eight directors. Directors are elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until there successors are duly elected and qualified. There are no family relationships among any of the Company's directors, officers or key employees. Mr. Thompson and Mr. Mohan joined the Board as part of the acquisition of the server division of The Santa Cruz Operation (now Tarentella, Inc.). Pursuant to the acquisition agreement, Tarentella has the right to appoint two directors to the Board so long as that company owns at least 20% of the stock of the Company, and retains the right to appoint one director to the Board for so long as Tarentella owns at least 10% of the stock of the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors unanimously recommends that the stockholders of the Company vote FOR the election of all of the nominees listed above.

           PROPOSAL 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS


     The Company is asking the stockholders to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending October 31, 2002. The affirmative vote of the holders of a majority of the shares represented and voting on this proposal will be required to ratify the selection of Arthur Andersen LLP.

     In the event the stockholders fail to ratify the appointment, the audit committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such change would be in the best interest of the Company and its stockholders.

     Arthur Andersen LLP audited the Company's financial statements for fiscal year 2001. Its representatives are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

AUDIT FEES

     The aggregate fees for professional services rendered by Arthur Andersen LLP in connection with its audit of the Company's consolidated financial statements and reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q for the 2001 fiscal year were approximately $215,000.

AUDIT RELATED FEES

     The aggregate fees for audit-related services, consisting primarily of work on various registration statements and statutory audit work, were approximately $254,000 for the 2001 fiscal year.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Arthur Andersen LLP did not provide to the Company any services related to financial systems design and implementation in the 2001 fiscal year.

ALL OTHER FEES

     In addition, Arthur Andersen LLP provided various tax planning and tax return preparation services to the Company during the 2001 fiscal year. The aggregate fees for these other services were approximately $60,000.

AUDIT COMMITTEE REPORT

     The audit committee, which currently consists of Messrs. Cakebread, Iacobucci, and Raimondi, is responsible for, among other things:

     o reviewing the Company's annual financial statements and other relevant financial reports,

     o    reviewing the internal financial reports prepared by management,

     o    recommending engagement of the Company's independent accountants,

     o    approving the services performed by such accountants,

     o consulting with such accountants and reviewing with them the results of their audit, and

     o reviewing and evaluating the Company's systems of internal controls and the audit and financial reporting process.

     The audit committee has adopted a written charter, a copy of which is attached to this proxy statement as Appendix A. All members of our audit committee are "independent" as defined under Rule 4350(d)(2) of the National Association of Securities Dealers' listing standards.

     The audit committee has reviewed and discussed the Company's audited consolidated financial statements with its management and has discussed with the Company's independent public accountants the matters to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The audit committee has received the written disclosures and the letter from the Company's independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee).

     The audit committee has also considered whether the provision of non-audit services provided by Arthur Andersen LLP to the Company is compatible with maintaining their independence and has discussed with the auditors such auditors' independence.

     Based on its review, the audit committee recommended to the Board of Directors that the audited financial statements for the Company's fiscal year ended October 31, 2001 be included in the Company's Annual Report on Form 10-K for its fiscal year ended October 31, 2001.


                                        Submitted by:

                                        Steve Cakebread (Chair)
                                        Edward E. Iacobucci
                                        Thomas P. Raimondi, Jr.
                                        Members of the Audit Committee


RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors unanimously recommends that the stockholders of the Company vote FOR the proposal to ratify the selection of Arthur Andersen LLP to serve as the Company's independent public accountants for the fiscal year ending October 31, 2002.

                         PROPOSAL 3: STOCK CONSOLIDATION


GENERAL

     The Board of Directors has determined that it would be advisable to effect a consolidation of the outstanding common stock on the basis of one share for every six shares currently issued and outstanding (the "Consolidation"). If the stockholders approve the Consolidation, each six shares of common stock outstanding on the Effective Date (as defined below) will be converted automatically into a single share of common stock. There will not be a change in the par value of the common stock of the Company. The authorized capital of the Company will be reduced to 30,000,000 shares upon approval of the Consolidation. To avoid the existence of fractional shares of common stock, if you would otherwise be entitled to receive a fractional share, the number of shares you receive will be rounded up to the next whole share. The Consolidation will occur automatically on the Effective Date without any action on the part of stockholders and without regard to the date certificates representing shares of common stock are physically surrendered for new certificates. A copy of the Amended and Restated Certificate of Incorporation is attached to this proxy statement as Appendix B.

     You will hold the same percentage interest in the Company as you held prior to the Consolidation (subject only to minor variations as a result of the rounding of fractional shares), but your interest will be represented by one-sixth as many shares. The number of shares of common stock that may be purchased upon the exercise of outstanding options, and other securities convertible into, exercisable, or exchangeable for, shares of common stock (collectively, "Convertible Securities") and the per share exercise or conversion prices thereof, will be adjusted appropriately. Consequently, as of the Effective Date, the aggregate number of shares of common stock issuable on the exercise of the Convertible Securities will be one-sixth of the number issuable in respect thereof immediately prior to the Effective Date, the per share exercise price immediately following the Effective Date will be 600% of the per share exercise or conversion price immediately prior to the Effective Date, and the aggregate exercise or conversion price thereunder will remain unchanged. The "Effective Date" of the Consolidation will be fixedby the Company and announced as soon as practical following the Annual Meeting, so long as the Consolidation is approved at the Annual Meeting.

NASDAQ MINIMUM BID PRICE

     The Company's common stock has been listed, and has traded, on the Nasdaq NMS since March 2000. The rules of the Nasdaq NMS require that as a condition of the continued listing of a company's securities on the Nasdaq NMS, a company satisfy certain maintenance requirements, including meeting certain minimum criteria relating to its financial condition, results of operations, and trading market for its listed securities. The maintenance criteria applicable to the Company include maintaining: (i) a public float of at least 750,000 shares; (ii) a market value of the public float (those shares held by nonaffiliates) of at least $5 million; (iii) a minimum bid price equal or greater than $1.00 per share; (iv) at least 400 stockholders (round-lot holders); (v) net tangible assets of at least $4 million; (vi) at least two registered market makers; and
(vii) compliance with certain corporate governance requirements. On September 27, 2001, Nasdaq announced a moratorium on the minimum bid and public float requirements until January 2, 2002. Nasdaq has also announced that it is considering whether it is appropriate to recommend further and more permanent action.

     Unless they are permanently changed, Nasdaq's listing maintenance standards require a minimum closing bid price of $1 for listed securities. If the closing bid price is under $1.00 per share for 30 consecutive business days and does not thereafter trade above $1.00 for a minimum of ten consecutive business days during the ninety calendar days following notification by Nasdaq, Nasdaq may de-list the common stock from trading on the Nasdaq National Market ("Nasdaq/NMS"). This minimum bid requirement also applies to the Nasdaq Small Cap Market. If a delisting were to occur, it is anticipated that the common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets.

     Our common stock has traded below $1.00 since July 20, 2001, and has only recently increased to $1.00, and Nasdaq had commenced delisting proceedings prior to the moratorium. If our stock continued to trade below the minimum bid requirement after January 2, 2002, it could ultimately be delisted from the Nasdaq/NMS. The Board of Directors believes that such a delisting could adversely affect our ability to attract new investors and to effect expansion of the Company through acquisitions. In addition, the Board of Directors believes that the delisting may result in decreased liquidity for the holders of outstanding shares of common stock and, consequently, could reduce the price at which such shares trade and the transaction costs in trading such shares. We believe that, if the Consolidation is approved, there is a greater likelihood that the minimum bid price of the common stock will be increased to and maintained at a level over $1.00 per share.

     An increase in per share price of the Company's common stock, which we expect as a consequence of the Consolidation, may also enhance the acceptability of the common stock to the financial community and the investing public and potentially broaden the investor pool from which we might be able to obtain additional financing. Because of the trading volatility often associated with low-priced stocks, as a matter of policy, many institutional investors are prohibited from purchasing such stocks. For the same reason, brokers often discourage their customers from purchasing such stocks. To the extent that the per share price of the common stock increases as a result of the Consolidation, some of these concerns may be ameliorated. However, many institutional investors will not invest in securities that have a trading price below $5.00 per share and there can be no assurance that the Consolidation will increase the price above that level.

     Additionally, because broker's commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current price per share of the Company's common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. On the other hand, if the Consolidation is implemented, the number of holders of fewer than 100 shares of common stock ("odd-lots") may be increased. Typically, brokerage fees charged on the transfer of odd lots are proportionately higher than those charged on the transfer of 100 or more shares of common stock ("round-lots").

     The reduction in the number of outstanding shares of common stock caused by the Consolidation is anticipated initially to increase the per share market price of the common stock. However, because some investors may view the Consolidation negatively, there can be no assurance that the market price of the common stock will reflect proportionately the Consolidation, that any particular price may be achieved, or that any price gain will be sustained in the future.

     Based on the market price for our common stock of $1.03 at December 6, 2001, we had a public float of approximately $15.2 million. Even if we are able to satisfy the minimum bid price requirement, if the market value of our public float decreases below $5 million, the common stock could still be delisted unless Nasdaq adopts a permanent change to this requirement.

     If our common stock were delisted from Nasdaq NMS, this could adversely affect the liquidity of our common stock and our ability to raise capital. In the event of delisting, the common stock would probably be traded in the over-the-counter market maintained by the NASD Electronic Bulletin Board and the spread between the bid and ask price of the shares of common stock is likely to be greater than at present. Stockholders may also experience a greater degree of difficulty in obtaining accurate, timely information concerning pricing and trading volume and in engaging in trades of shares of common stock. In addition, if the common stock were to be delisted from trading on Nasdaq and the trading price of the common stock were to remain below $5.00 per share, trading in the common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the common stock, which could limit the market liquidity of the common stock and the ability of investors to trade the our common stock. There is no guaranty that the Consolidation will result in compliance with the Nasdaq minimum trading price requirement or that we will continue to meet all of the other requirements for continued listing. Consequently, our securities may be delisted even after the Consolidation.

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BOARD DISCRETION TO IMPLEMENT THE CONSOLIDATION

     If the stockholders at the Annual Meeting approve the Consolidation, the Consolidation will be effected only upon a determination by the Board of Directors that such Consolidation is in the best interests of the Company and its stockholders. Such determination shall be based upon certain factors, including, but not limited to, the current market conditions, existing and expected trading prices for the common stock, and the likely effect of business developments on the market price of the common stock. Notwithstanding approval of the Consolidation by the stockholders, the Board of Directors may, in its sole discretion, determine not to implement the Consolidation.

EFFECTS OF THE CONSOLIDATION ON REGISTRATION

     The common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we are subject to the periodic reporting and other requirements of the Exchange Act. The Consolidation will not affect the registration of the common stock under the Exchange Act. The number of stockholders will not be affected by the Consolidation. After the Consolidation, the common stock will continue to be reported on the Nasdaq National Market under the symbol "CALD" (although Nasdaq will add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate the Consolidation has occurred).

     In addition to reducing the outstanding shares, the Consolidation will also reduce the number of authorized shares of common stock from 175,000,000 shares to 30,000,000 shares. We will also reduce the number of authorized shares of preferred stock from 25,000,000 shares to 5,000,000 shares. All authorized but unissued shares are subject to the future issuance by our Board of Directors without further stockholder action.

EFFECT ON STOCK OPTIONS

     The Consolidation will effect a reduction in the number of shares of common stock available for issuance under the Company's 1998 Stock Option Plan, the 1999 Omnibus Stock Incentive Plan, and the 2000 Employee Stock Purchase Plan (the "Plans") in proportion to the Conversion Ratio. The maximum number of shares of common stock authorized for issuance under the Plans will be reduced from 16,895,185 shares to 2,815,864. If the stockholders approve Proposal 4, the number of shares subject to our Plans will be increased by 1,500,000 (250,000 post Consolidation).

     As of October 31, 2001, the Company has outstanding stock options to purchase approximately 12.4 million shares of the Company's common stock. Under the terms of the outstanding stock options, the Consolidation will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options in proportion to the Conversion Ratio and will affect a proportionate increase in the exercise price per share of such outstanding stock options. In connection with the Consolidation, the number of shares of common stock issuable upon exercise of outstanding stock options will be rounded up to the nearest whole share, and no cash payment will be made in respect of such rounding.

CHANGES IN STOCKHOLDERS' EQUITY

     As an additional result of the Consolidation, our stated capital, which consists of the par value per share of common stock multiplied by the number of shares of common stock issued, will be reduced by approximately $47,800 to approximately $9,600 on the Effective Date of the six-to-one Consolidation. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to the Company upon our issuance of all currently outstanding common stock, will be increased by approximately $47,800 to $217.2 million.

POTENTIAL REDUCTION IN MARKET CAPITALIZATION

     The Consolidation does not affect the underlying value of the Company and consequently will not necessarily affect our market capitalization. However, there is no assurance that the Consolidation will be reflected by a mathematically equivalent increase in the per share stock price. To the extent the per share price does not increase by at least a factor of six, the overall market capitalization of the Company will be reduced.

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FEDERAL INCOME TAX CONSIDERATIONS

     Neither the Company nor its stockholders will recognize any gain or loss for federal income tax purposes as a result of the Consolidation. This conclusion is based on the provisions of the Internal Revenue Code of 1986 (the "Code"), existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all in effect on the date hereof. Any of these authorities could be repealed, overruled, or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. Accordingly, you should consult with your tax advisor.

     This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances (such as persons subject to the alternative minimum tax) or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws.

     YOU ARE URGED TO CONSULT YOUR TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE CONSOLIDATION, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

NO DISSENTERS' RIGHTS

     Under Delaware law, you are not entitled to dissenters' rights of appraisal with respect to the Consolidation.

REQUIRED VOTES

     To be approved by the stockholders, the proposal to implement the Consolidation must receive the affirmative votes of a majority of the votes cast, in person or by proxy, at the Annual Meeting. Directors and executive officers holding approximately 42.6 million shares, or 74.2%, of the common stock have indicated their intention to vote in favor of the Consolidation. Broker non-votes and other abstentions will not be considered in determining the outcome.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Company's Board of Directors unanimously recommends a vote FOR the approval of the Consolidation.

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                  PROPOSAL 4: AMENDMENT OF STOCK INCENTIVE PLAN


     The Company's stockholders are being asked to approve an amendment to Caldera's 1999 Omnibus Stock Incentive Plan (the "1999 Plan") to: (i) increase the maximum number of shares of common stock authorized for issuance over the term of the 1999 Plan by an additional 1,500,000 shares (250,000 post Consolidation) to 15,300,423 shares; and (ii) modify the formula award program for directors of the Company. A summary of the 1999 Plan and the proposed amendment is set forth below. The amendment to the 1999 Plan is attached to this proxy statement as appendix C. If Proposal 3 to consolidate the issued and outstanding common stock of the Company is also approved, the number of shares subject to the 1999 Plan would be reduced proportionally from 15,300,423 shares to 2,550,070 shares.

     The change to the formula provisions would modify the plan in several aspects. It would provide for a grant of options to new board members to acquire 180,000 shares (30,000 post Consolidation) on appointment to the Board of Directors and the grant of options to acquire 60,000 shares (10,000 post Consolidation) to all board members immediately after each annual stockholder's meeting so long as the board member continued to serve.

     The purpose of the proposed share increase is to assure that a sufficient reserve of common stock is available under the 1999 Plan to attract and retain the services of individuals essential to the Company's long-term growth and success. The purpose of modifying the director formula award program is to provide directors an inducement for continued service on the Board of Directors of the Company, and to assist the Company in attracting new board members, if it elects to do so in the future.

     The 1999 Plan became effective on December 1, 1999. The 1999 Plan was amended on March 10, 2000 to increase the number of shares of common stock subject to the 1999 Plan and again on July 14, 2000 to increase the number of shares subject to the 1999 Plan, add a formula award program, and make various other changes to the provisions governing awards granted under the 1999 Plan. The stockholders at the annual meeting held April 27, 2001 approved these amendments. Unless earlier terminated by the Board of Directors, the right to grant incentive awards under the 1999 Plan will terminate on December 1, 2009. Incentive awards outstanding when the 1999 Plan terminates will remain in effect according to their terms and the provisions of the 1999 Plan.

     The following is a summary of the principal features of the 1999 Plan, including the amendment, together with the applicable tax and accounting implications for the Company and the participants. However, the summary does not purport to be a complete description of all the provisions of the 1999 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Chief Financial Officer at its principal executive office located at 240 West Center Street Orem, Utah 84057. The telephone number of such office is (801) 765-4999.

GENERAL

     The 1999 Plan is intended to promote the interests of the Company and its stockholders by providing directors, officers, employees and other persons, including outside consultants, who are expected to make a long-term contribution to the success of the Company, with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company and to acquire a proprietary interest in the long-term success of the Company, thereby aligning their interests more closely to the interests of the Company's stockholders.

     In addition to the 1999 Plan, the Company previously had its 1998 Stock Option Plan under which the Company granted options to purchase 3,252,088 shares (542,015 post Consolidation) of common stock, of which 1,461,526 options have been exercised or cancelled and 1,790,562 options remain outstanding. The 1998 Stock Option Plan was terminated when the 1999 Plan was adopted and no additional options are being issued under this plan.

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SHARES COVERED BY THE 1999 PLAN

     The 1999 Plan presently authorizes the grant of incentive awards with respect to an aggregate of 13,800,423 shares of common stock. If the stockholders approve the proposed amendment, the number of shares authorized for incentive awards under the 1999 Plan will increase to 15,300,423, and such number will automatically increase, as of November 1 of each year beginning in 2000, by 3% of the total number of shares of common stock outstanding on the previous October 31st.

     Shares issued pursuant to the 1999 Plan may be authorized and unissued shares, treasury shares or shares acquired by the Company for purposes of the 1999 Plan. Generally, shares subject to an incentive award that remain unissued upon expiration, cancellation, surrender, exchange, or termination of the incentive award will be available for other incentive awards under the 1999 Plan.

CHANGES IN CAPITALIZATION

     In the event that the compensation committee determines that any dividend or other distribution, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects the common stock such that an adjustment is appropriate to prevent dilution or enlargement of the rights of participants under the 1999 Plan, then the compensation committee will make such equitable changes or adjustments as it deems necessary to the aggregate number of shares available under the 1999 Plan, the number and kinds of shares that may thereafter be used for any incentive award, and the number of shares subject to and exercise price, grant price, or purchase price of each outstanding award. If the Consolidation is approved by the stockholders, the number of shares subject to the 1999 Plan, the number of shares subject to outstanding rights, and the exercise price of outstanding rights will all be adjusted to give effect to the Consolidation.

ADMINISTRATION

     The 1999 Plan is administered by the Compensation Committee, which currently consists of Messrs. Thompson, Iacobucci, Raimondi, and Cakebread, all of whom are non-employee directors of the Company. Members of the committee serve at the pleasure of the Board. The Committee is authorized, among other things, to do the following:

     o    to construe, interpret and implement the provisions of the 1999 Plan;

     o    to select the persons to whom incentive awards will be granted;

     o    to determine when incentive awards will be granted;

     o    to determine the terms and conditions of such incentive awards;

     o to establish the performance criteria under which incentive awards will be granted;

     o to determine when and under what circumstances an incentive award can be settled, canceled, forfeited, exchanged, or surrendered;

     o    to make rules with respect to the 1999 Plan;

     o to determine the terms and provisions of award agreements, which are required to accompany and evidence any incentive award under the 1999 Plan (the terms of which are accepted by any Participant through the act of accepting the incentive award); and

     o to make all other determinations deemed necessary or advisable for the administration of the 1999 Plan.

     The 1999 Plan provides that no member of the Committee shall be liable for any action, omission or determination relating to the 1999 Plan and that the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the 1999 Plan has been delegated against any cost, expense or liability arising out of any action, omission or determination relating to the 1999 Plan, if, in either case, such action, omission or determination was taken or made by such member, director or employee in good faith and in a manner such member, director or employee reasonably believed to be in or not opposed to the best interests of the Company.

ELIGIBILITY

     The persons who are eligible to receive awards pursuant to the 1999 Plan include all employees and directors of the Company and its subsidiaries and such other persons, including outside consultants, whom the Committee determines are expected to make a contribution to the Company. The Committee may grant incentive awards to any, all or none of such eligible persons at any time, from time to time, during the term of the 1999 Plan. "Participants" in the 1999 Plan are persons who both are eligible to receive an incentive award pursuant to the 1999 Plan and to whom an incentive award is granted pursuant to the 1999 Plan, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

AWARDS UNDER THE 1999 PLAN

     The 1999 Plan permits the award of stock options, stock appreciation rights, restricted stock, phantom stock rights, and stock bonuses. Stock options many have an exercise price equal to, less than, or greater than the fair market value of the common stock on the date of grant, except that the exercise price of incentive stock options must be equal or greater than the fair market value of the common stock as of the date of grant.

AMENDMENT OR TERMINATION OF THE 1999 PLAN

     The board may suspend, revise, terminate or amend the 1999 Plan at any time; PROVIDED, HOWEVER, that stockholder approval must be obtained if and to the extent that the Board deems it appropriate to satisfy Section 162(m) of the Code, Section 422 of the Code or the rules of any stock exchange on which the common stock is listed. No action under the 1999 Plan may, without the consent of the Participant, reduce the Participant's rights under any outstanding award.

TRANSFERABILITY OF AWARDS DURING PARTICIPANT'S LIFETIME/FORFEITURE FOR FAILURE TO COMPLY

     During a Participant's lifetime, the Committee may permit or prohibit, in its discretion, the transfer, assignment or other encumbrance of an outstanding option or outstanding shares of restricted stock unless such option is an incentive stock option. To the extent the Committee and respective participant desire that incentive stock options shall remain incentive stock options, incentive stock options are nontransferable except upon death. Subject to any conditions the Committee imposes, options granted under the 1999 Plan may be transferred to an immediate family member, if notice of such transfer is given to the Company and no consideration is given for the transfer. Rights with respect to other incentive awards granted under the 1999 Plan may not be transferred, assigned or pledged.

     Failure by a Participant (or beneficiary or transferee) to comply with any of the terms and conditions of the 1999 Plan or the applicable award agreement, unless such failure is remedied by such Participant (or beneficiary or transferee) within ten (10) days after notice of such failure by the Committee, is grounds for the cancellation and forfeiture of the respective incentive award, in whole or in part, as the Committee, in its absolute discretion, may determine.

DIRECTORS FORMULA AWARD PROGRAM

     If the stockholders approve Proposal 4, the 1999 Plan will also be amended to provide for the following formula award program:

     o GRANT TO DIRECTORS FIRST ELECTED. Each director who is first elected or appointed to serve as a director will automatically be granted, upon the commencement of such service, an option to purchase 180,000 shares (30,000 post Consolidation). Such options shall have an Option Exercise Price equal to the fair market value of a share of common stock on the date of grant.

     o ANNUAL GRANT. Each director who is elected to serve or continues to serve as a director of the Company following the date of each regularly scheduled annual meeting beginning with the meeting in 2002 will automatically be granted an option to purchase 60,000 shares (10,000 post Consolidation) of common stock at an option exercise price equal to the fair market value of a share of common stock on the date of such annual meeting.

     o VESTING. The options granted to board members under the formula plan vest and first become exercisable with respect to 50% of the shares subject to such options on each of the first and second anniversaries of the date of the grant.

     LIMITATIONS ON OPTIONS GRANTED. No option may be granted pursuant to the formula awards program on a date when the number of shares of common stock authorized for issuance pursuant to the 1999 Plan is less than the sum of: (i) all shares of common stock issued under the 1999 Plan; (ii) all shares of common stock subject to outstanding awards under the Plan; and (iii) all options that would, but for the effect of this limitation, be granted on that date.

     OTHER PROVISIONS. All options granted under the formula provisions will immediately vest if the holder is asked to resign or voted off the board. Options granted under the formula awards program are otherwise generally subject to the same terms and conditions as other options granted under the 1999 Plan.

WITHHOLDING TAXES

     Whenever cash is to be paid pursuant to an award, the Company has the right to deduct there from an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever shares of common stock are to be delivered pursuant to an award, the Company has the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of common stock having a fair market value equal to the amount of tax to be withheld.

COMPLIANCE WITH TAX LAWS

     The 1999 Plan is intended to provide performance-based compensation and thereby avoid the limitations of Section 162(m) of the Code. Section 162(m) denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly-traded corporation to the following individuals who are employed at the end of the employer's taxable year ("Covered Employees"): the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer), for whom compensation disclosure is required under the proxy rules. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among the requirements for compensation to qualify for "performance based" exception to
Section 162(m) of the Code is that the material terms pursuant to which the compensation is to be paid be disclosed to and approved by the stockholders in a separate vote prior to the payment. Accordingly, because the 1999 Plan has been approved by the stockholders of the Company and the Committee intends to administer the 1999 Plan so that the other conditions of Section 162(m) of the Code relating to performance-based compensation are satisfied, compensation paid to Covered Employees pursuant to the 1999 Plan will not be subject to the deduction limit of Section 162(m).

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a brief summary of the principal United States Federal income tax consequences relating to incentive awards under the 1999 Plan. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to stockholders described herein. Stockholders should be aware that this discussion does not deal with all United States Federal income tax considerations that may be relevant to an individual stockholder granted incentive awards pursuant to the 1999 Plan. ACCORDINGLY, STOCKHOLDERS AND INCENTIVE AWARD RECIPIENTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES RELATING TO INCENTIVE AWARDS UNDER THE 1999 PLAN.

     NON-QUALIFIED STOCK OPTIONS. An optionee will not recognize any taxable income upon the grant of a non-qualified stock option. The Company will not be entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of the common stock on the exercise date over the Option Exercise Price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the common stock received pursuant to the exercise of a non-qualified stock option will equal the sum of the compensation income recognized and the exercise price.

     In the event of a sale of common stock received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such common stock is more than one year.

     INCENTIVE STOCK OPTIONS. An optionee generally will not recognize any taxable income at the time of grant or timely exercise of an incentive stock option for regular U.S. Federal income tax purposes, and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an incentive stock option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to the Company, if the optionee subsequently engages in a "disqualifying disposition," as described below. Additionally, the spread between the fair-market value of shares obtained upon exercise of an incentive stock option and the exercise price is an adjustment to alternative minimum taxable income and may result in the option holder having to pay federal alternative minimum tax for the year of exercise.

     A sale or exchange by an optionee of shares acquired through the exercise of an incentive stock option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the incentive stock option will result in any difference between the net sale proceeds and the exercise price paid being treated a long-term capital gain (or loss) to the optionee. If such sale or exchange (including inter vivos gifts) takes place within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares. A disqualifying disposition that will have the following results: any excess of: (i) the lesser of (a) the fair market value of the shares at the time of exercise of the incentive stock option and (b) the amount realized on such disqualifying disposition of the shares and
(ii) the Option Exercise Price of such shares, will be ordinary income to the optionee, subject to applicable reporting requirements, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain generally will qualify as capital gain and will not result in any deduction by the Company.

     RESTRICTED STOCK. A grantee of restricted stock will not recognize any income upon the receipt of restricted stock unless the holder elects under
Section 83(b) of the Code within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. Any Section 83(b) election must be filed with the IRS within the applicable 30-day period. If the Section 83(b) election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At that time the holder will recognize ordinary income, subject to applicable reporting and withholding requirements, and the Company generally will be entitled to a deduction in the same amount.

     Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (I.E., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

     OTHER INCENTIVE AWARDS. The grant of a stock appreciation right or phantom stock award will not result in taxable income to the grantee or in a tax deduction for the Company. Upon the settlement of such a right or award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, subject to applicable reporting and withholding requirements, and the Company generally will be entitled to a tax deduction in the same amount. A stock bonus generally will result in compensation income for the grantee and a tax deduction for the Company, equal to the fair market value of the shares of common stock granted.

     WITHHOLDING OF TAXES. Pursuant to the 1999 Plan, the Company may deduct, from any payment or distribution of shares thereunder, the amount of any tax required by law to be withheld with respect to such payment, or may require the Participant to pay such amount to the Company prior to, and as a condition of, making such payment or distribution. Subject to rules and limitations established by the Committee, a participant may elect to satisfy the withholding required, in whole or in part, either by having the Company withhold shares of common stock from any payment under the plan or by the Participant delivering shares of common stock to the Company. Any election must be made in writing on or before the date when the amount of taxes to be withheld is determined. The portion of the withholding that is so satisfied will be determined using the fair market value of the common stock on the date when the amount of taxes to be withheld is determined.

     The use of shares of common stock to satisfy any withholding requirement will be treated, for federal income tax purposes, as a sale of such shares for an amount equal to the fair market value of the stock on the date when the amount of taxes to be withheld is determined. If previously-owned shares of common stock are delivered by a Participant to satisfy a withholding requirement, the disposition of such shares would result in the recognition of gain or loss by the participant for tax purposes, depending on whether the basis in the delivered shares is less than or greater than the fair market value of the shares at the time of disposition.

     CHANGE IN CONTROL. Any acceleration of the vesting or payment of awards under the 1999 Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an "excess parachute payment" under the Internal Revenue Code, which may subject the participant to a 20% excise tax and which may not be deductible by the Company.

VALUE OF BENEFITS TO CERTAIN PERSONS

     Each director who continues to serve on the board will automatically receive an annual grant of an option to acquire 60,000 shares (10,000 shares post Consolidation). In addition, each individual accepting an appointment to the board will receive an option to acquire 180,000 shares (30,000 shares post Consolidation). Options granted to directors have an exercise price equal to the fair market value of a share of common stock on the date of grant. Except as set forth above, the Company is unable to determine the amount of benefits that may be received in the future by participants under the 1999 Plan if the proposed amendments are approved, as the receipt of incentive awards under the 1999 Plan is generally subject to the discretion of the Committee.

STOCK AWARDS

     The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of common stock subject to options granted under the 1999 Plan during fiscal 2001, together with the weighted average exercise price per share.

                             OPTION TRANSACTIONS(1)

                                                                     Options Granted     Weighted Average
                                                                        (Number of      Exercise Price of
                    Name                                                  Shares)        Granted Options
--------------------------------------------------------------       ---------------    -----------------
Ransom H. Love, President and Chief Executive Officer                     180,000            $   0.75

Robert K. Bench, Chief Financial Officer                                  280,000            $   1.64

Benoy Tamang, Vice President, Strategic Development                       128,005            $   0.77

Drew A. Spencer, Chief Technology Officer                                 102,000            $   0.78

Jeff F. Hunsaker, Vice President, Worldwide Sales                          25,500            $   2.28

All current executive officers as a group (8 persons)                   1,113,113            $   1.31

All current non-employee directors as a group (7 persons)(2)                   --                  --

All employees, including current officers who are not
  executive officers, as a group                                        7,883,306            $   1.61

--------------

(1) To date, no restricted stock, phantom stock, stock bonus or stock appreciation right awards have been granted under the 1999 Plan.

(2) In November 2001, each of these individuals received the grant of an option to acquire 180,000 shares (30,000 post Consolidation) at an option exercise price of $0.28 per share.

     As of October 31, 2001, options covering 10,603,523 shares (1,767,254 post Consolidation) of common stock were outstanding under the 1999 Plan; 1,471,067 shares remained available for future option grant or direct issuance; and 13,982 shares have been issued pursuant to the exercise of outstanding options under the 1999 Plan.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Company anticipates that any compensation deemed paid by it in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options granted with exercise prices equal to the fair market value of the shares on the grant date will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, it is anticipated that all compensation deemed paid under the 1999 Plan would remain deductible by the Company without limitation under Section 162(m) of the Code.

ACCOUNTING TREATMENT

     Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to the Company's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. The Company will recognize such expense over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% or more of fair market value will not result in any direct charge to the Company's earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in pro-forma statements to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options at the time of grant treated as compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully diluted basis.

     SAR or Tandem SAR grants will result in compensation expense to the Company's earnings. While an SAR is outstanding, the ultimate amount of compensation inherent in the right is indeterminate. Accounting Principles Board Opinion No. 25 and FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, require interim calculations of the amount of compensation inherent in the SAR (variable plan accounting). Under variable plan accounting, compensation expense can fluctuate significantly from period to period based upon the fluctuations in the fair market value of the underlying securities. The measurement of the expense in the financial statements is made at the end of each reporting period based on the increase in the fair market value since the date of grant or award multiplied by the total number of shares or rights outstanding, regardless of exercisable status of the rights. The Company will generally recognize such expense at the end of each fiscal quarter.

     Restricted stock awards are accounted for in a manner similar to the granting of non-qualified stock option unless the award contains some type of performance criteria. Compensation cost is generally measured under restricted stock plans as the difference between the grant price of the restricted stock and the fair market value of the unrestricted stock at the grant date. This cost is recognized ratably over the period that ends when all risks of forfeiture have passed. Restricted stock may be forfeited (or repurchased by the employer at the employee's original purchase price) if the employee terminates prior to the lapsing of restrictions. When restricted stock is forfeited, compensation cost previously recognized is reversed. Any unrecognized compensation is treated as part of the purchased treasury stock. To the extent the compensation originally measured exceeds the market value of the treasury stock acquired, the excess is charged to paid-in capital.

     If restricted stock awards combine performance criteria, measurement of the ultimate compensation to be recognized occurs at the date the performance criteria are met. This type of award is classified as a variable plan and interim estimates of compensation are required based on a combination of the then-fair market value of the stock as of the end of the reporting period and the extent or degree of compliance with the performance criteria.

     Grants of shares of phantom stock are accounted for similar to SAR grants as discussed above. Bonuses of stock are recorded as compensation at the fair market value of the granted shares at the date of the bonus.

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, requires that all equity instruments transferred to non-employees in exchange for goods and services be measured at fair value and recorded as an expense in the financial statements. As a result, an option to purchase common stock at an exercise price equal to the fair market value on the date of the grant to a non-employee consultant would require the Company to record compensation based on the fair value of the option as calculated by a valuation methodology such as the Black-Scholes option pricing model; whereas, the same option granted at the current fair market value to an employee does not require the recording of such compensation in the financial statements. As a result, the Company may incur non-cash charges related to the value of stock awards should it grant them to non-employee consultants or contractors.

     Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in compensation expense to the Company's earnings.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the annual meeting is required for approval of the amendment to the 1999 Plan. Should such stockholder approval not be obtained, then the 1,500,000 share increase to the share reserve will not be implemented, and any stock options granted on the basis of the 1,500,000 share increase to the 1999 Plan will immediately terminate without becoming exercisable for the shares of common stock subject to those options, and no additional options will be granted on the basis of such share increase.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the stockholders of the Company vote FOR the amendment to the 1999 Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth, as of November 30, 2001, the number of shares of the common stock held of record or beneficially by each person who held of record or was known by us to own beneficially, more than 5% of the Company's stock, and the name and holdings of each director and named executive officer and of all executive officers and directors as a group.

                                      Number of Shares             Percent of
Name of Person or Group              Beneficially Owned               Class
-----------------------              ------------------            ----------
PRINCIPAL STOCKHOLDERS:

The Canopy Group, Inc.                   21,273,974                  37.1%
333 South 520 West, Suite 300
Lindon, Utah 84042

Tarantella, Inc.                         16,000,000                  27.9%
425 Encinal Street
Santa Cruz, California 95061

MTI Technology Corporation                5,333,333                   9.3%
4905 East La Palma Avenue
Anaheim, California 92807

NAMED EXECUTIVE OFFICERS
   AND DIRECTORS:

Ralph J. Yarro, III                      26,733,006(1)               46.6%

Steve Cakebread                              39,584(2)                  *

Edward E. Iacobucci                         100,000(3)                  *

Raymond J. Noorda                        26,607,307(4)               46.3%

R. Duff Thompson                         16,000,000(5)               27.9%

Thomas P. Raimondi, Jr                    5,433,333(6)                9.5%

Alok Mohan                               16,000,000(5)               27.9%

Ransom H. Love                              777,321(7)                1.3%

Robert K. Bench                              99,616(8)                  *

Jeff F. Hunsaker                             36,627(9)                  *

Benoy Tamang                                128,426(10)                 *

J. Harrison Colter                            3,866(11)                 *

Drew A. Spencer                             140,444(12)                 *

ALL OFFICERS AND DIRECTORS
   AS A GROUP (13 PERSONS)               44,443,027(13)              77.4%

                     (footnotes contained on following page)

(1) Includes options to purchase 124,999 shares of common stock, 700 shares of common stock, 21,273,974 shares of common stock held by The Canopy Group, Inc. and 5,333,333 shares of common stock held by MTI Technology Corporation. Mr. Yarro is the President and Chief Executive Officer of The Canopy Group, Inc. Mr. Yarro disclaims beneficial ownership of the shares held by The Canopy Group and MTI Technology Corporation, except to the extent of his pecuniary interest therein.

(2)  Consists of options to purchase 39,584 shares of common stock.

(3)  Consists of options to purchase 100,000 shares of common stock.

(4) Includes 21,273,974 shares of common stock held by The Canopy Group, Inc., 5,333,333 shares of common stock held by MTI Technology Corporation. Mr. Noorda is chairman of the boards of directors of The Canopy Group, Inc. and MTI Technology Corporation, and is a director of Lineo, Inc. Additionally, the Noorda Family Trust, of which Mr. Noorda and his spouse serve as co-trustees, is the controlling stockholder of The Canopy Group, Inc. The Canopy Group, Inc. holds more than 45% of the outstanding common stock of MTI Technology Corporation. Lineo, Inc. is majority-owned by The Canopy Group. By virtue of his holding corporate offices, his stock ownership and his service as co-trustee, all as described above, Mr. Noorda may be deemed to control The Canopy Group, Inc., MTI Technology Corporation and Lineo, Inc., and Mr. Noorda may be deemed to possess indirect beneficial ownership of the common stock held by The Canopy Group, Inc., MTI Technology Corporation, and Lineo, Inc. Mr. Noorda disclaims beneficial ownership of the shares held by The Canopy Group, Inc, MTI Technology Corporation, and Lineo, Inc., except to the extent of his pecuniary interest therein.

(5) Includes 16,000,000 shares of common stock held by Tarantella, Inc. Mr. Mohan is the Chairman of the Board of Directors of Tarantella, Inc. and Mr. Thompson is a director of Tarantella, Inc., and by virtue of their positions may be deemed to possess indirect beneficial ownership of the shares held by Tarantella. Mr. Mohan and Mr. Thompson disclaim beneficial ownership of the shares held by Tarantella, except to the extent of their pecuniary interest therein.

(6) Includes options to purchase 100,000 shares of common stock and 5,333,333 shares of common stock held by MTI Technology Corporation. Mr. Raimondi is the President and Chief Executive Officer of MTI Technology Corporation and by virtue of his corporate office may be deemed to control MTI Technology Corporation and may be deemed to possess indirect beneficial ownership of the stock held by MTI Technology Corporation. Mr. Raimondi disclaims beneficial ownership of the shares held by MTI Technology Corporation, except to the extent of his pecuniary interest therein.

(7) Consists of options to purchase 774,682 shares of common stock and 2,639 shares acquired through the Company's Employee Stock Purchase Program.

(8) Consists of options to purchase 50,000 shares of common stock, 11,616 shares acquired through the Company's Employee Stock Purchase Program and 38,000 shares acquired in an open-market purchase.

(9) Consists of options to purchase 35,400 shares of common stock and 1,227 shares acquired through the Company's Employee Stock Purchase Program.

(10) Consists of options to purchase 124,954 shares of common stock and 3,472 shares acquired through the Company's Employee Stock Purchase Program.

(11) Consists of 3,866 shares acquired through the Company's Employee Stock Purchase Program. Does not include options to purchase 141,000 shares of common stock granted to Mr. Colter in February, 2001, May, 2001, and August, 2001.

(12) Consists of options to purchase 137,944 shares of common stock and 2,500 shares acquired in an open-market purchase.

(13) See Notes (1) through (12), as applicable

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors, and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file. The Company believes that through October 31, 2001, all reporting persons complied with all applicable filing requirements, with the exception of late Form 3 filings for Messrs. Thompson and Mohan. Other than the foregoing, we believe that all reports required by Section 16(a) for transactions have been timely filed.

CALDERA STOCK PERFORMANCE

     The following shows a comparison of cumulative total stockholder return on Caldera's common stock, based on the market price of our common stock, assuming reinvestment of dividends, with the cumulative total return on the Nasdaq Stock Market (U.S.) Index as reported by Media General Financial Services and the MG Group Index for internet software and services as reported by Media General Financial Services for the period beginning March 21, 2001 (the date of Caldera's initial public offering) through October 31, 2001.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

                                Caldera                                     Nasdaq Stock Market
                              International          MG Group Index             (U.S.) Index
                              -------------          --------------         -------------------
March 21, 2000                   100.00                  100.00                    100.00
October 31, 2000                  11.89                   44.01                     73.50
October 31, 2001                   1.02                   11.80                     36.86

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than the transactions described below, during fiscal 2001 there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Caldera was or will be a party:

     o    in which the amount exceeds $60,000; and

     o in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

     On August 1, 2000, Caldera entered into an Agreement and Plan of Reorganization with Tarantella, Inc., which was subsequently amended on September 13, 2000, December 12, 2000 and February 9, 2001. The reorganization agreement provided for the combination in which each share of Caldera common stock was exchanged for one share of common stock of Caldera International, Inc. In the combination, Caldera become a subsidiary of Caldera International, and Caldera International acquire the assets of Tarantella's server and professional services groups. Tarantella received 16 million shares of Caldera International, $23 million in cash and a non-interest bearing promissory note in the amount of $8 million, in addition to potential ongoing earn-out rights.

     During the six months ended April 30, 2001, Caldera paid to Tarantella approximately $1.1 million for the purchase of products that were sold to Caldera customers. Subsequent to the acquisition, Caldera and Tarantella have independently incurred operating costs on each other's behalf, mostly pertaining to activities in foreign operations. On a monthly basis, each party submits the actual operating costs for reimbursement. As of October 31, 2001, the Company owed Tarantella approximately $0.5 million for these operating costs.

HISTORICAL COMPENSATION OF THE COMPANY

     The following table presents compensation information for the Company's last three fiscal years, for the Company's Chief Executive Officer and each of its other executive officers whose salary and bonus was more than $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                 Long-Term
                                                                                                Compensation
                                                                        Annual                     Awards
                                                                    Compensation(1)              Securities
                                                             ---------------------------         Underlying
                                                               Salary            Bonus            Options
                                                             ----------        ---------        ------------
Ransom H. Love                                  2001         $ 225,000         $  51,613         1,059,752
  Chief Executive Officer                       2000           142,596                --
                                                1999           106,077                --

Robert K. Bench                                 2001           184,615            20,400           280,000
  Chief Financial Officer                       2000                --                --
                                                1999                --                --

Benoy Tamang                                    2001           145,000            38,273           290,818
  Vice-President, Strategic Development         2000           122,673                --
                                                1999                --                --

Drew A. Spencer                                 2001           160,000            28,188           267,313
  Chief Technology Officer                      2000           121,846                --
                                                1999           105,333                --

Jeff F. Hunsaker                                2001           266,935            17,625            95,500
  Vice-President, Worldwide Sales               2000           134,667                --
                                                1999                --                --

---------------

(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in that column. The aggregate amount of perquisites and other personal benefits provided to each executive officer listed above is less than the lesser of $50,000 and 10% of his total annual salary and bonus.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table presents the grants of stock options under Caldera's 1999 Omnibus Stock Incentive Plan during fiscal 2001, to each of the Company's executive officers named in the Summary Compensation Table.

     All option grants under the 1999 Omnibus Stock Incentive Plan are nonqualified stock options. Options expire ten years from the date of grant.

     The exercise price of each option granted is equal to the fair market value of the Company's common stock, as determined by the board on the date of grant. In fiscal 2001, the Company granted to its employees options to purchase a total of approximately 9.0 million shares of its common stock.

     Potential realizable values are computed by:

     o Multiplying the number of shares of common stock subject to a given option by the exercise price per share;

     o Assuming that the aggregate option exercise price derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire 10 year term of the option; and

     o    Subtracting from that result the aggregate option exercise price.

     The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

                                          Percent
                         Number of        of Total                                   Potential Realizable Value at Assumed
                        Securities        Options        Exercise                         Annual Rates of Stock Price
                        Underlying      Granted to      Price Per                         Appreciate for Option Term
                          Options      Employees in       Share       Expiration     ------------------------------------
                          Granted      Fiscal Year      ($/Share)        Date           0%           5%             10%
                        ----------     ------------     ---------     ----------     --------     --------       --------
Ransom H. Love            180,000           2.17%       $   0.75       8/01/2011     $     --     $ 84,901       $215,155

Robert K. Bench           200,000           3.38%       $   2.00      12/05/2010     $     --     $251,558       $637,497
                           80,000                       $   0.75       8/01/2011     $     --     $ 37,734       $ 95,625

Benoy Tamang              126,005           1.55%       $   0.75       8/01/2011     $     --     $ 59,433       $150,615
                            2,000                       $   2.28       5/07/2011     $     --     $  2,868       $  7,267

Drew A. Spencer           100,000           1.23%       $   0.75       8/01/2011     $     --     $ 47,167       $119,531
                            2,000                       $   2.28       5/07/2011     $     --     $  2,868       $  7,267

Jeff F. Hunsaker           20,000           0.31%       $   2.28       5/07/2011     $     --     $ 28,678       $ 72,675
                            5,500                       $   2.28       5/07/2011     $     --     $  7,886       $ 19,986

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED OCTOBER 31, 2001, AND YEAR-END OPTION VALUES

                                                              Number of Shares
                                                                Underlying           Value of Unexercised
                                                           Unexercised Options       In-the-Money Options
                                                           at October 31, 2001       at October 31, 2001
                         Shares Acquired       Value      ---------------------     ----------------------
                           on Exercise       Realized      Vested      Unvested      Vested      Unvested
                         ---------------     --------     --------     --------     --------     --------
Ransom H. Love                   --          $   --        735,281     324,471      $    --      $    --

Robert K. Bench                  --          $   --             --     280,000      $    --      $    --

Benoy Tamang                     --          $   --        113,867     176,951      $    --      $    --

Drew A. Spencer                  --          $   --        126,854     140,459      $    --      $    --

Jeff F. Hunsaker                 --          $   --         29,375      66,125      $    --      $    --

2000 EMPLOYEE STOCK PURCHASE PLAN

     The 2000 Employee Stock Purchase Plan was adopted by Caldera's Board of Directors on February 15, 2000, and was approved by its stockholders on March 1, 2000. The plan became effective on March 20, 2000. The plan is designed to allow eligible employees of Caldera Systems, Inc. and its participating subsidiaries to purchase shares of its common stock, at semi-annual intervals, through their periodic payroll deductions. A total of 500,000 shares of the Company's common stock have been reserved for issuance under the plan. In connection with the purchase of the server and professional services groups from Tarantella, Inc., the board approved an increase by 1.5 million in the number of shares authorized for issuance under the plan. The shares reserve will increase on the first trading day of each fiscal year beginning with the 2001 calendar year by 1% of the total number of shares of common stock outstanding on the last day of the immediately preceding year but no such annual increase will exceed 750,000 shares. In no event, however, may a participant purchase more than 750 shares, nor may all participants in the aggregate purchase more than 125,000 shares on any one semi-annual purchase date.

     The plan has a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period began on March 20, 2000, and will end on the last business day in April 2002. The next offering period will begin on the first business day in May 1, 2002, and subsequent offering periods will be set by the Company's compensation committee. Shares will be purchased on semi-annual purchase dates (the last business day of April and October each year) during the offering period. The first purchase date was October 31, 2000. Should the fair market value of the Company's common stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value. On October 31, 2000, 61,807 shares of common stock were purchased at a price of $2.98.

     Individuals who are eligible employees on the start date of any offering period may enter the plan on that start date or on any subsequent semi-annual entry date (generally may 1 or November 1 each year). Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that period.

     A participant may contribute up to 10% of his or her cash earnings through payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in April and October each year). The purchase price per share will be 85% of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date.

     The board may at any time amend or modify the plan. The plan will terminate no later than the last business day in April, 2010.

     In July 2000, the Board of Directors amended the plan to increase the maximum number of shares of common stock authorized for issuance over the term of the plan by an additional 1,500,000 shares. The stockholders approved this increase on April 27, 2001. The Board of Directors also amended the plan to eliminate the cap on the number of shares each participant may purchase in each offering period, increased the aggregate shares that may be purchased by all employees on any semi-annual purchase date to 350,000 shares from 125,000 shares, and changed the purchase interval date to May 31 and November 30, starting with the May 31, 2001, purchase interval.

     On April 30, 2001, 54,467 shares of common stock of the Company were purchased through the plan at a price of $1.68 per share and on May 31, 2001, 21,396 shares were purchased at a price of $1.55 per share.

     For the year ended October 31, 2001, the executives named in the summary compensation table had the following purchases under the Employee Stock Purchase Plan.

                                                                                          Weighted Average
                                 Name                                 Shares Acquired      Purchase Price
---------------------------------------------------------             ---------------     ----------------
Ransom H. Love, President and Chief Executive Officer                         861               1.66

Robert K. Bench, Chief Financial Officer                                      994               1.55

Benoy Tamang, Vice President, Strategic Development                         1,110               1.63

Drew A. Spencer, Chief Technology Officer                                      --                 --

Jeff F. Hunsaker, Vice President, Worldwide Sales                           1,227               1.63

All current executive officers as a group (8 persons)                       4,192               1.62

All employees, including current officers who are not
  executive officers, as a group                                           71,671               1.64

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Company's compensation committee has at any time been one of the Company's officers or employees. None of the executive officers of the Company currently serves or in the past year has served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on the Company's board or compensation committee. Prior to the creation of the Company's compensation committee, all compensation decisions were made by the Company's full board. Mr. Love did not participate in discussions by the board with respect to his compensation.

DIRECTOR COMPENSATION

     The Company's directors will receive $25,000 per year, plus $1,000 per board or committee meeting, not to exceed $36,000 annually, for their services as directors. In addition, members will be reimbursed for expenses in connection with attendance at board and committee meetings. Directors will also participate in the 1999 Plan, which provides for the award of an option to acquire 180,000 shares (30,000 post Consolidation) on joining the board and options to acquire 60,000 shares (10,000 post Consolidation) for each year the board member continues to serve. Pursuant to that participation, in November, 2001, each of the directors (except Mr. Love) was awarded an option to acquire 180,000 shares of the Company's stock at an exercise price of $0.28 per share. The options granted to board members vest and first become exercisable with respect to 50% of the shares subject to such options on the first and second anniversaries of the date of the grant.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     It is the duty of the compensation committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The compensation committee also has the sole and exclusive authority to make discretionary option grants to the Company's executive officers under the 1999 Omnibus Stock Incentive Plan.

     The compensation committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for its stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

     GENERAL COMPENSATION POLICY. The compensation committee's policy is to provide the Company's executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their contribution to that performance and that are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance; (ii) quarterly "Management by Objective" performance awards payable in cash and tied to performance of agreed-upon objectives, management of the relevant department budget and the overall financial performance of the Company; and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and its stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company's financial performance and stock price appreciation rather than base salary. Furthermore, in August, 2001, the executive officers of the Company, with the approval of the compensation committee, agreed to take their "Management by Objective" payment in the form of options instead of cash.

     FACTORS. The principal factors that were taken into account in establishing each executive officer's compensation package for the 2001 fiscal year are described below. However, the compensation committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     BASE SALARY. The base salary levels for the executive officers were established for the 2001 fiscal year on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions at a select group of companies within and outside the Company's industry with which the Company competes for executive talent, and internal comparability considerations. The compensation committee made its decision as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent.

Base salaries will be reviewed on an annual basis, and adjustments will be made in accordance with the factors indicated above.

     QUARTERLY "MANAGEMENT BY OBJECTIVE" COMPENSATION. Each executive officer may also earn a quarterly "Management by Objective" incentive bonus on the basis of: (i) performance of objectives agreed-upon by the executive officer and the Chief Executive Officer prior to the start of each quarter; (ii) managing his or her department within the established budget; and (iii) achievement by the Company of certain financial milestones approved by the Board of Directors and executive management. As noted above, in August, 2001, the executive officers of the Company, with the approval of the compensation committee, agreed to take their "Management by Objective" payment in the form of options instead of cash.

     EQUITY INCENTIVE. Equity incentives are provided primarily through stock option grants under the 1999 Omnibus Stock Incentive Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's common stock at a fixed price per share (the market price of the grant date) over a specified period of time (up to 10 years). The shares subject to each option generally vest in installments over a 48-month period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the applicable vesting period, and then only if the market price of the underlying shares appreciates over the option term.

     The number of shares subject to each option grant will be set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with the position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The compensation committee will also take into account the executive officer's existing holdings of the Company's common stock and the number of vested and unvested options held by that individual in order to maintain an appropriate level of equity incentive. However, the compensation committee does not intend to adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

     CEO COMPENSATION. In setting the total compensation payable to the Company's Chief Executive Officer for the 2001 fiscal year, the compensation committee sought to make that compensation competitive, while at the same time assuming that a significant percentage of compensation was tied to the Company's performance and stock price.

     During the fiscal year 2001, the base salary paid to Ransom H. Love was $225,000. Mr. Love was also paid approximately $51,600 for attaining "Management by Objective" targets in fiscal 2001. Mr. Love was granted 180,000 shares under Caldera's 1999 Omnibus Stock Incentive Plan during that period.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 2001 fiscal year did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2002 will exceed that limit. Caldera's 1999 Omnibus Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the options shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interest of its stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.


                                        Submitted by:

                                        R. Duff Thompson
                                        Edward E.  Iacobucci
                                        Steve Cakebread
                                        Thomas P. Raimondi, Jr.

                                        Members of the Compensation Committee



                              STOCKHOLDER PROPOSALS


     No proposals have been submitted by stockholders of the Company for consideration at the Annual Meeting. It is anticipated that the next annual meeting of stockholders will be held during February, 2003. You may present proposals for inclusion in the Proxy Statement to be mailed in connection with the 2003 annual meeting of stockholders of the Company, provided such proposals are received by us no later than October 15, 2002, and are otherwise in compliance with applicable laws and regulations and the governing provisions of the Articles of Incorporation and Bylaws.



                                  OTHER MATTERS


     We do not know of any business, other than described in this Proxy Statement that may be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

     To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents your attending and voting at the Annual Meeting.



                              AVAILABLE INFORMATION


     We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Any interested party may inspect information filed by the Company, without charge, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Any interested party may obtain copies of all or any portion of the information filed by the Company at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, the Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission at http://www.sec.gov.

     Our common stock is listed on the Nasdaq National Market and trades under the symbol "CALD." Reports and other information concerning the Company can be inspected at the offices of Nasdaq at 1735 "K" Street, N.W., Washington, D.C. 20006-1500.

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                                   APPENDIX A


                            CALDERA FISCAL YEAR 2002

                             AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee is a subcommittee of the Board of Directors. Committee members are appointed by and serve at the discretion of the Board of Directors. The Audit Committee is established to assist the Board in fulfilling its oversight responsibilities by reviewing the financial reporting, the systems of internal controls, and the audit process; and by monitoring compliance with applicable laws, regulations and policies.

MEMBERSHIP

The Audit Committee will consist of not less than three members of the Board of Directors. All members must be independent and financially literate, and at least one financially sophisticated, as such the NASD defines terms for the purposes of service on an audit committee. The Board of Directors will designate one member as Chairperson. Members of the Audit Committee will serve until the Board of Directors appoints a replacement member.

MEETINGS

The Audit Committee will generally meet five times each year coincident with the timing of Board of Directors meetings and prior to the release of the Company's annual fiscal year earnings. Each meeting will include an executive session, which will allow the Audit Committee to maintain free and open communications with the Company's independent auditors and internal audit department.

REPORTING

The Audit Committee will keep minutes summarizing each meeting and report to the Board of Directors on its activities. If requested by the Board of Directors, the Audit Committee may invite the independent auditors to attend the full Board meeting to assist in reporting the results of their annual audit and answer questions from other directors. Alternatively, the other directors, particularly the other independent directors, may be invited to attend the Audit Committee meeting during which the results of the annual audit are reviewed or other Audit Committee meetings, as appropriate.

RESPONSIBILITIES

The Audit Committee will:

1. Recommend to the Board of Directors the selection, evaluation and replacement of independent auditors.

2. Have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Audit Committee and the Board of Directors, as representatives of the Company's stockholders.

3. Monitor the independence and objectivity of the independent auditors and ensure that the Committee annually receives from the independent auditors the required formal written statement on their independence.

4. Prior to the annual independent audit review with the independent auditors and financial management the scope of the independent audit and the areas of audit emphasis.

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5.   Review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K. Discuss with the independent auditors their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity and completeness of the disclosures in the financial statements.

6. Discuss with management and the independent auditors the management letter and response and any other matters required to be communicated to the Audit Committee by the independent auditors.

7. Review the interim financial statements with management and the independent auditors prior to the filing of the Company's quarterly report on Form 10-Q and discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors.

8. Approve the charter of the internal audit department and the annual internal audit plan.

9. Review the results of internal audit's activities, including evaluation of compliance with laws, regulations and Company policy.

10. Monitor actions taken to address matters noted in internal audit reports and in management letters issued by the independent auditors.

11. Discuss and review the key internal accounting control policies and procedures and accounting policy changes.

12. Provide a forum for internal audit and the independent auditors to meet in closed session with the Audit Committee.

13. Review the Company's plans and subsequent progress in addressing and resolving significant operational or other issues as they may arise.

14. Review and reassess this charter at least annually and submit it to the Board of Directors for approval.

15. Submit for inclusion in the Company's annual Proxy Statement the audit committee disclosures required by the SEC and NASD; including the Audit Committee Report, the confirmation of the existence of a written charter (and its publication at least every three years), and a statement as to the independence and financial literacy of Audit Committee members.

16. Review and investigate other matters within the scope of the Audit Committee's duties, as deemed necessary.

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                                   APPENDIX B


                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
              TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Caldera International, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Caldera International, Inc. (the "Corporation"), resolutions were duly adopted setting forth (i) a proposed consolidation (the "Consolidation") of the outstanding Common Stock of the Corporation on the basis of one (1) share for each six (6) shares of Common Stock currently issued and outstanding and (ii) a proposed amendment (the "Amendment") to the Amended and Restated Certificate of Incorporation of the Corporation to reduce the number of shares of stock the Corporation is authorized to issue. Such resolutions declared the Consolidation and the Amendment to be advisable and called a meeting of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed Consolidation and the proposed Amendment are as follows:

     RESOLVED that it is advisable to effect a consolidation of the outstanding Common Stock of the Corporation on the basis of one (1) share for every six
     (6) shares currently issued and outstanding.

     RESOLVED that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing subparagraph A of Article IV so that, as amended, said subparagraph A of Article IV shall be and read as follows:

          A. CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 35,000,000 shares, of which 30,000,000 shares, par value $0.001 per share, shall be Common Stock and 5,000,000 shares, par value $0.001 per share, shall be Preferred Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Consolidation and the Amendment.

THIRD: That said Amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: Upon the filing of this Certificate of Amendment with the Delaware Secretary of State, each six (6) shares of the Common Stock of the Corporation issued and outstanding on the date of such filing shall, without any further action on the part of the holders thereof, be consolidated and automatically converted into a single share of Common Stock; provided that, if any holder would otherwise be entitled to a fractional share on such consolidation, such fraction shall be rounded up to the next highest whole number.

IN WITNESS WHEREOF, said Caldera International, Inc. has caused this Certificate of Amendment to be signed by _________________________________, its
______________________, this ___ day of ____________, 200__.


                                        CALDERA INTERNATIONAL, INC., a Delaware
                                        corporation

                                        BY:
                                           --------------------------------
                                        TITLE:
                                              -----------------------------

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                                   APPENDIX C


                                 AMENDMENT NO. 6
                                       TO
                        1999 OMNIBUS STOCK INCENTIVE PLAN

This Amendment No. 6 to the 1999 Omnibus Stock Incentive Plan (this "Amendment") is executed by the undersigned, by and on behalf of Caldera International, Inc., a Delaware corporation (the "Company").

BACKGROUND

The Company is the successor in interest and has adopted the Caldera Systems, Inc. 1999 Omnibus Stock Incentive Plan (the "1999 Plan"). The Company desires to amend the 1999 Plan to increase the number of shares of Common Stock reserved for issuance under the 1999 Plan by 1.5 million shares. Capitalized terms used in this Amendment but not defined herein have the meaning set forth in the 1999 Plan.

AMENDMENT

NOW, THEREFORE, the 1999 Plan is hereby amended as follows:

     1. INCREASE IS NUMBER OF SHARES SUBJECT TO THE 1999 PLAN AND INDIVIDUAL LIMITATION. The first sentence of Section 3(a) of the 1999 Plan is hereby deleted in its entirety and the following is inserted in its stead:

               "Subject to adjustment under Section 3(c) below, as of November 2, 2001, the maximum number of shares of Common Stock that may be issued under the Plan shall be 15,300,423 shares, increased as of November 1 each year (the November 1, 2001 increase having been included in the 15,300,423), beginning November 1, 2000, by three percent (3%) of the total number of shares of Common Stock that are issued and outstanding on the immediately preceding October 31st.

     2. RATIFICATION. Except as specifically modified hereby, the 1999 Plan is hereby ratified and affirmed by the Company.

     3. EFFECTIVENESS. No shares of Common Stock shall be issued or other Incentive Awards shall be permitted to be exercised in reliance upon this Amendment unless and until the stockholders have approved this Amendment and any waiting periods required by governing laws or regulations have passed.

The undersigned, who is the duly elected Secretary of the Board of Directors of the Company, hereby certifies that the Board of Directors of the Company approved this Amendment on October 3, 2001.

                         Caldera International, Inc., a Delaware corporation

                         By: /s/ J. Harrison Colter
                             -----------------------------------
                             J. Harrison Colter
                             Secretary to the Board of Directors

PROXY                        CALDERA INTERNATIONAL, INC.
THIS PROXY IS SOLOCITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ransom H. Love and J. Harrison Colter as Proxies with full power of substitution, and hereby appoints them to represent AND VOTE, AS DESIGNATED BELOW, ALL SHARES OF Common Stock of the Company held of record by the undersigned on December __, 2001, at the Annual Meeting of Shareholders to be held at 240 West Center Street, Orem, Utah 84057, at 10:00 a.m. (local time), or at any adjournment thereof.

1. Proposal to elect eight members to the Board of Directors to serve until their successors have been appointed and are qualified.

     / / FOR          / / AGAINST          / / ABSTAIN

2. Proposal to approve the appointment of Arthur Andersen LLP as the independent public accountants of the Company for the year ended October 31, 2002.

     / / FOR          / / AGAINST          / / ABSTAIN

3. Proposal to approve a consolidation of the issued and outstanding common stock of the Company whereby each six shares currently outstanding would thereafter represent a single share of common stock.

     / / FOR          / / AGAINST          / / ABSTAIN

4. Proposal to approve an amendment to the 1999 Omnibus Stock Incentive Plan to increase the number of shares of common stock subject to awards under the Plan by 1,500,000 and to modify the formula award program for directors of the Company.

     / / FOR          / / AGAINST          / / ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 4.

Please sign and date this Proxy where shown below and return it promptly.

Signed: _____________________  Signed: _____________________  Date: ____________

Note: Please sign above exactly as the shares are registered. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.